UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 5, 2009

Westell Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-27266	36-3154957
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

750 North Commons Drive, Aurora, Illinois 60540

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (630) 898-2500

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Westell Technologies, Inc., a Delaware corporation (the “Company”), has entered into a Credit Agreement dated as of March 5, 2009 (the “Credit Agreement”), among the Company, certain of its direct and indirect subsidiaries (such subsidiaries, together with the Company, the “Credit Parties”), as borrowers, and The PrivateBank and Trust Company, as the lender.

The Credit Agreement is a one-year revolving credit facility in an amount up to $12 million, with a sub-facility for letters of credit in an amount not to exceed $1.5 million. The obligations of the Company under the Credit Agreement are secured by (i) a guaranty from certain direct and indirect domestic subsidiaries of the Credit Parties, and (ii) substantially all of the assets of the Credit Parties pursuant to a Guaranty and Security Agreement.   Any proceeds from the revolving loans would be used for working capital purposes and for other general corporate purposes.

The revolving loans and letters of credit under the Credit Agreement bear interest at the greater of the London Interbank Offered Rate (“LIBOR”) plus a spread of 2.5%, and an alternative base rate. The alternative base rate is the greater of The PrivateBank and Trust Company prime rate or the Federal Funds rate plus 0.25% (the “Base Rate”). The Company is also required to pay a non-use fee of 0.75% per annum on the unused portion of the revolving loans (provided however, the non-use fee shall be waived at any time during which the Credit Parties maintain an average monthly demand deposit account balance of at least $5 million and an average monthly balance of at least $15 million of other investments), and letter of credit fees of 2.0% per annum. Upon the occurrence and during the continuance of a default, the interest on obligations under the Credit Agreement will increase by 2.0% per annum.

The Credit Agreement and related loan documents contain terms and provisions (including representations, covenants and conditions) customary for transactions of this type. The financial covenants include a minimum EBITDA (as defined in the Credit Agreement), a minimum tangible net worth test and a limitation on capital expenditures for any fiscal year. Other covenants include limitations on lines of business, additional indebtedness, liens and negative pledge agreements, incorporation of other debt covenants, guarantees, investments and advances, cancellation of indebtedness, restricted payments, modification of certain agreements and instruments, inconsistent agreements, leases, consolidations, mergers and acquisitions, sale of assets, subsidiary dividends, and transactions with affiliates.

The Credit Agreement also contains customary events of default, including nonpayment of principal, interest, fees or other amounts; inaccuracy of representations and warranties; violation of covenants; certain bankruptcy events; cross-defaults to other material obligations and other indebtedness (if any); change of control of events; material judgments; certain ERISA-related events; and the invalidity of the loan documents (including the collateral documents). If an event of default occurs and is continuing under the Credit Agreement, the lender may terminate their obligations thereunder and may accelerate the payment by the Company and the subsidiary guarantors of all of the obligations due under the Credit Agreement and the other loan documents.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WESTELL TECHNOLOGIES, INC.
Date: March 11, 2009	By:	/s/ Amy T. Forster
Amy T. Forster
Chief Financial Officer